Exhibit 99.1

FOR IMMEDIATE RELEASE

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION
ANNOUNCES FISCAL YEAR 2007 FIRST QUARTER NET SALES AND EARNINGS

CIRCLE PINES, Minnesota, January 9, 2007 - Northern Technologies International Corporation (AMEX: NTI) announced today an increase in operating results for the first quarter of fiscal year 2007.

NTI’s net income for the three months ended November 30, 2006 increased 56% to $990,224 as compared to $633,985 for the three months ended November 30, 2005 and net income per common share, basic and diluted, increased to $0.27 per share for the three months ended November 30, 2006 compared to $0.18 for the three months ended November 30, 2005 primarily as a result of the $724,495 gain on the sale of assets partially offset by a decrease in equity in income at various industrial chemical corporate joint ventures.

NTI’s net income before taxes increased 24% or $216,241 to $1,122,224 for the three months ended November 30, 2006 compared to $905,985 for the same period in fiscal 2005.

NTI’s total worldwide sales from its international joint ventures increased 14% to $18,879,432 during the three months ended November 30, 2006 as compared to $16,535,347 during the same period in fiscal 2005.

NTI’s net sales increased 4.9% or $213,744 to $4,617,374 during the three months ended November 30, 2006 as compared to $4,403,630 during the same period in fiscal 2006 primarily as a result of the increase in net sales of traditional Zerust® products and of React-NTI products to new and existing customers in North America.    Net sales of traditional Zerust® products increased $33,205 to $3,023,384 during the three months ended November 30, 2006 as compared to the same period in fiscal 2006.  Net sales of React-NTI products increased $180,540 to $1,593,990 for the three months ended November 30, 2006 as compared to the same period in fiscal 2006.

NTIC’s working capital was $2,454,282 at November 30, 2006, including $507,017 in cash and cash equivalents.

NORTHERN TECHNOLOGIES INTERNATIONAL CORPORATION AND SUBSIDIARY

	November 30, 2006	November 30, 2005

NORTH AMERICAN OPERATIONS:
Net sales	$4,617,374	$4,403,630
Cost of sales	2,945,055	2,729,111

Gross profit	1,672,319	1,674,519
Operating expenses:	1,676,962	1,454,268
NORTH AMERICAN OPERATING (LOSS) INCOME	(4,643)	220,251
INCOME FROM ALL CORPORATE JOINT VENTURES AND HOLDING COMPANIES	451,811	677,994
INTEREST INCOME	935	26,801
INTEREST EXPENSE	(42,881)	(3,649)
OTHER INCOME	2,093	—
GAIN ON SALE OF ASSET	724,495	—
MINORITY INTEREST	(9,586)	(15,412)

INCOME BEFORE INCOME TAX EXPENSE	1,122,224	905,985
INCOME TAX EXPENSE	132,000	272,000

NET INCOME	$990,224	$633,985
NET INCOME PER COMMON SHARE:
Basic	$0.27	$0.18

WEIGHTED AVERAGE COMMON SHARES ASSUMED OUTSTANDING:
Basic	3,624,314	3,589,993

Composite financial information from the audited and unaudited financial statements of the Company’s joint ventures carried on the equity basis is summarized as follows:

	November 30, 2006	August 31, 2006

Current assets	$37,297,284	$33,954,156
Total assets	43,952,531	39,030,247
Current liabilities	5,816,651	14,323,903
Noncurrent liabilities	2,721,582	1,496,557
Joint ventures’ equity	25,414,299	23,209,788
Northern Technologies International Corporation’s share of Corporate Joint Ventures’ equity	$11,840,314	$10,772,102

	November 30, 2006	November 30, 2005

Net sales	$18,879,432	$16,535,347
Gross profit	9,068,677	7,454,578
Net income	1,624,028	1,539,415
Northern Technologies International Corporation’s share of equity in income of Corporate Joint Ventures	$635, 219	$729,518

About Northern Technologies International Corporation

The Company focuses on developing, marketing and selling proprietary environmentally responsible materials science based products and technical services in over 50 countries worldwide via a network of joint ventures.  In fiscal 2006, the Company’s primary revenues derived from the sales of ZERUST® rust and corrosion inhibiting packaging products and services to the automotive, electronics, electrical, mechanical, military and retail consumer markets. During this same period, the Company also received revenues from sales of proprietary new technologies including anti-abrasion ink additives, as well as bio-based sintered metal mold release agents, bio-solvents, bio-emollients, bio-cleaners, bio-lubricants and fully bio-degradable plastic packaging.  In a concerted effort to extend the Company’s proprietary technologies, the Company engages in extensive scientific research and development programs in the areas of material science and corrosion protection.

For more information, please contact Matthew Wolsfeld, CFO, Northern Technologies International Corporation, (763) 225-6600.